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                      March 31, 2023

       Kirk P. Taylor
       Chief Financial Officer
       American Resources Corporation
       12115 Visionary Way
       Fishers, IN 46038

                                                        Re: American Resources
Corporation
                                                            Amendment to Form
10-K for the fiscal year ended
                                                            December 31, 2021
                                                            File No. 001-38816

       Dear Kirk P. Taylor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation